400 Berwyn Park
899 Cassatt Road
Berwyn, PA  19312-1183

610.640.7800
Fax 610.640.7835

May 20, 2011

Kenexa Corporation 650 East Swedesford Road Wayne, Pennsylvania 19087

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

    Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Kenexa Corporation, a Pennsylvania corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers up to an additional 1,900,000 shares of Common Stock, par value $0.01, of the Company (the “Shares”) for issuance pursuant to the Company’s 2005 Equity Incentive Plan, as amended and restated (the “Plan”).

    We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company as amended to date, the Plan and such other documents as we have deemed appropriate in rendering this opinion.  As to matters of fact, we have relied on representations of officers of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

    Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan and any underlying award agreement or letters, will be validly issued, fully paid and non-assessable.

    We express no opinion herein as to the law of any state or jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States of America.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ PEPPER HAMILTON LLP
PEPPER HAMILTON LLP